    Exhibit 99.2

March 27, 2008

Warren Kocmond
[Home address]

Dear Warren,

This letter will confirm our offer of employment to you for the position of Chief Operating Officer reporting to Thomas Rohrs. As discussed, your starting salary will be $24,166.66 per month, which is equivalent to $290,000.00 per year.

During your first 12 months of employment, you are eligible to receive a cash bonus up to 70% of your base salary for meeting approved objectives and timelines. The incentive plan will be outlined in a separate document.

This offer includes a change of control/severance agreement of 24 months (salary plus bonus), triggered upon both a successful completion of a board and shareholder approved acquisition and a subsequent not for cause termination of your services as COO, within 12 months after the change of control.

An option of 250,000 shares of stock with a vesting schedule of 3 years priced at the closing value of EGLS common stock on the NASDAQ stock exchange on your first day of employment and ratified at the Board meeting following your start date. The vesting schedule for these shares will become fully accelerated upon a change of control.

During your first week of employment, you will attend a formal orientation and enroll in our comprehensive benefits program.

Your employment is a voluntary relationship, which we believe is in the best interest of the company and the employee. While we hope our relationship will be mutually beneficial, it should be recognized that neither you nor we have entered into any contract of employment, expressed or implied. Our relationship is one of voluntary employment, at will.

This offer is extended to you until Monday, March 31, 2008, with the understanding that, if you accept, your employment will begin on or before Thursday, May 1, 2008. Enclosed are an Employee Confidential Information and Invention Agreement and a Conflict of Interest Agreement form. All employees are required to sign this agreement upon their employment with Electroglas. Also enclosed is the Employment Eligibility Verification (Form I-9). Please complete Part 1 of the I-9 form and bring the proper documentation to the Benefits Department on your first day of employment.

This offer is contingent upon you successfully passing the consumer report criminal and social security background checks.

Please confirm your acceptance of this offer by signing and returning the copy of this letter.

Welcome back to Electroglas. We look forward to having you as a member of the EG team.

Sincerely,

Eva Torres
Human Resources Representative

Enclosures

Signature                                                            Date        Start Date